Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-207748) on Form S-8 of Royal Bank of Canada of our report dated June 28, 2024, relating to the statements of net assets available for benefits of City National Bank Profit Sharing Plan as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental information as of December 31, 2023, appearing in this Annual Report on Form 11-K of City National Bank Profit Sharing Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP

Campbell, California

June 28, 2024